EXHIBIT 10.5

To	Marcia J. Mason	Date	August 1, 2012

From	Brad Lawrence	Subject	Promotion

Congratulations Marcia. We are pleased to confirm that the Board voted unanimously to promote you to a new executive officer position, effective August 1st, as follows:

1.	Your new title will be General Counsel & VP Administration. You will continue to report to me. See the enclosed organization chart.

2.	Your base salary will increase by $35,000.00 to bring your annual salary from $310,000.00 to $345,000.00, an 11.3% change.

3.

Your Annual Incentive Compensation target will increase from $124,000 (40% of base salary) to $155,250 (45% of base salary), representing a 15.3% change in your total annual cash compensation. This will be pro-rated for FY12 from the effective date of August 1st.

4.	Your long-term incentive compensation total target will increase from $310,000 (100% of base) to $379,500 (110% of base). Accordingly, your LTIP cash plan appointment for FY12-FY14 cycle will increase to a target of 44%, or $151,800. Please see the revised appointment enclosed with this memo. Targets and allocation for the FY13-FY15 cycle will be determined in the normal course in December, based on the outcomes of a current executive incentive compensation project.

5.	You will also receive an exceptional promotion grant of 20,000 options at the closing price on August 1st as reported on the next day in the Wall Street Journal.

6.	You will continue to receive the fringe benefits under the standard executive officer program.

Marcia, based on your strong contributions to Esterline in the past, I know you will be successful in this new role, and we look forward to your future achievements. We also hope your new position will be satisfying and rewarding to you and your family.

Enclosures:	Organization chart Revised LTIP appointment, FY12-FY14 Option grant
cc:	Suzanne Farraj (for personnel file) Alexa Juarez Gary Posner Peggy Haberly Debbie Rynhoud (for option grant)